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Exhibit 23.1

Consent of Independent Registered Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Crystal River Capital, Inc. for the registration of 5,000,000 shares of its common stock pursuant to Crystal River Capital, Inc.'s Dividend Reinvestment Plan and to the incorporation by reference therein of our reports dated March 13, 2008, with respect to the consolidated financial statements and schedules of Crystal River Capital, Inc., and the effectiveness of internal control over financial reporting of Crystal River Capital, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
April 28, 2008

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  Exhibit 23.1
Consent of Independent Registered Accounting Firm